Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Jackie Smith 803-231-3486

Greg Lapointe Named President of South State Bank

South State Announces Leadership Succession for Company’s Continued Growth

COLUMBIA, S.C. – (July 19, 2018) –  South State Corporation today announced the promotion of key leaders, as two of the company’s senior executives prepare for retirement.  South State Bank President and CEO John F. Windley (65), a 43-year banking veteran, will retire in March 2019. He will continue in an executive business development role until 2020. In addition, Chief Credit Officer Joseph E. Burns (63), a 42-year banking veteran, will retire in September 2019 after more than 17 years with South State.

“South State has tremendous talent and leadership throughout our company, and this transition continues to position us for additional growth,” said Robert R. Hill, Jr., CEO of South State Corporation. “We are fortunate to have had leaders like John and Joe as an integral part of our company’s expansion over the past two decades, and we are excited for them as they enter retirement.”

Greg A. Lapointe  (55) has been named president of South State Bank and will relocate to Charlotte, N.C. Lapointe has been an executive leader at South State for nine years, most recently as president of the Northern Banking Group. Lapointe has had a 33-year career in banking and has served in various leadership positions for Wells Fargo, Bank of America and South State throughout the Carolinas, Georgia and Virginia.

John S. Goettee (60) has been named president of South Carolina and Georgia. Goettee has been an executive leader at South State for 12 years, most recently as president of the Southern Banking Group.  Goettee is a 35-year banking veteran and has served in various leadership positions for Bank of America and Wells Fargo throughout the Carolinas and Georgia. He is located in Charleston, S.C.

Renee R. Brooks  (48) has been named chief operating  officer. Brooks has served in numerous positions throughout her 22-year career with South State, most recently serving as chief administrative officer.

Jonathan S.  Kivett  (44) has been named chief credit officer, effective January 1, 2019. Kivett currently serves as commercial chief credit officer and has been a member of South State leadership since 2006.  He has more than 20 years of experience in banking, including serving in various risk and credit roles for Wells Fargo and South State.

In addition to the above promotions, the South State executive team also includes the key leaders listed below.

John C. Pollok (52) has served in numerous positions over his 22-year career with South State. He will continue to serve as chief financial officer.

Donald K. Truslow  (60),  executive vice president, has had a 36-year career in banking, including serving as chief risk officer for Wachovia and M&T Bank and, most recently, chief financial officer for Park Sterling Bank. Truslow’s areas of responsibility will include risk management, legal and capital markets. He will continue to be located in Charlotte.

James C. Mabry IV (60), executive vice president, had  more than 30 years of investment banking experience prior to joining South State three years ago. Mabry’s areas of responsibility include investor relations, mergers and acquisitions, corporate communications and wealth management.

South State Corporation (NASDAQ: SSB) is a financial services company headquartered in Columbia, South Carolina, with over $14 billion in assets. South State Bank, the company’s primary subsidiary, provides consumer, commercial, mortgage and wealth management solutions throughout the Carolinas, Georgia and Virginia. South State has served customers since 1934. Additional information is available at SouthStateBank.com.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication, which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements generally include words such as “expects,” “will”, “anticipates,” “plan,” “potential,” “possible” and other similar expressions. South State Corporation (“South State”) cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, health, future board determinations, career decisions by individuals, and  risks and uncertainties disclosed in South State’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC) or disclosed in documents filed or furnished by South State with or to the SEC after the filing of such Annual Report on Form 10-K, any of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward-looking statements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. South State does not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by federal securities laws.  As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

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